FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1901 – 1177 West Hastings Street

Vancouver, BC, V6E 2K3

Phone:  604-683-6332 / Fax: 604-408-7499

Item 2.	Date of Material Change

May 10, 2007

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is May 10, 2007.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via CCN Matthews, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer has closed a brokered private placement of 6,104,500 units at a price of $2.40 per unit, raising gross proceeds of $14,650,800.

Item 5.	Full Description of Material Change

On May 9, 2007, the Issuer completed a brokered private placement, led by Pacific International Securities Inc. and including Canaccord Adams as agents (the “Agents”), of 6,104,500 units (the “Units”) at a price of $2.40 per Unit to raise gross proceeds of $14,650,800 (the “Offering”).  Each Unit consisted of one common share of the Issuer (“Share”) and one transferable common share purchase warrant (“Warrant”).  Each Warrant entitles the holder to acquire one additional Share until May 9, 2009 at an exercise price of $3.00, provided that if, over any period of 20 consecutive trading days between September 10, 2007 and May 9, 2009, the daily volume weighted average trading price of the Issuer’s common shares on the stock exchange where the majority of the trading volume in the Issuer’s common shares occurs exceeds $4.50 on each of those 20 consecutive trading days, the Issuer may, within 30 days of such an occurrence, give written notice (the “Early Expiry Notice”) to the warrantholders stating that the Warrants will (unless exercised) expire on the 30th day following the giving of the Early Expiry Notice (unless the 30th day is not a business day in Vancouver, in which case the Warrants will expire on the next day that is a business day) (the “Early Expiry Date”).  If an Early Expiry Notice is given, all unexercised Warrants will then expire on the Early Expiry Date.

As consideration for acting as agents, the Agents received a commission of 7% of the gross proceeds of the Offering, payable in a combination of cash ($516,175.20) and 212,242 commission units.  Each commission unit has the same attributes as a Unit, except that the warrants are non-transferable.  In addition, the Agents received 488,360 compensation options, each compensation option entitling the holder to purchase one Share at a price of $2.70 until May 9, 2009.  The Issuer also paid the Agents’ costs and expenses of the Offering.

All securities issued in the Offering have a hold period in Canada which expires on September 10, 2007.

The net proceeds of the Offering will be used for acquisition payments and exploration programs on the Issuer’s Alaska and Nevada properties into 2008, for future property acquisitions and exploration programs on such properties, and for working capital.

As a result of the Offering, the Issuer now has approximately 36,844,472 Shares outstanding (approximately 54,396,671 fully diluted).

This material change report does not constitute an offer to sell, or a solicitation of an offer to buy, any of the foregoing securities in the United States.  None of the foregoing securities have been, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

This material change report contains certain statements that may be deemed “forward-looking statements”.  All statements in this report, other than statements of historical fact, that address events or developments that the Issuer expects to occur, are forward-looking statements.  Forward-looking statements in this report include statements with respect to the Issuer’s anticipated use of proceeds and expenditures on exploration.  Although the Issuer believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include failure to successfully negotiate or subsequently close such transactions, uncertainty with respect to findings under exploration programs and general economic, market or business conditions.  Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

June 18, 2007